EXHIBIT 10.10

                              BANK RHODE ISLAND

                     CEO DEFERRED COMPENSATION AGREEMENT

      This Agreement, is entered into by and between Bank Rhode Island, a financial institution organized and existing under the laws of the State of Rhode Island (hereinafter called the "Corporation") and Merrill W. Sherman (hereinafter called the "Executive").

                            W I T N E S S E T H :

      WHEREAS, the Executive has been employed by the Corporation since March 1996 as President and Chief Executive Officer and has discharged her duties in a capable and efficient manner to the benefit of the Corporation; and

      WHEREAS, it is the desire of the Corporation to retain the services of the Executive; and

      NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, as well as other good and valuable consideration, it is agreed as follows:

1.    Deferred Compensation

      1.1 The Corporation agrees that in addition to the Executive's salary and other compensation One Hundred Thousand Dollars ($100,000) shall be credited to the Executive's Deferred Compensation Account established pursuant to Paragraph 2 hereof upon the execution of this Agreement.

      1.2 The following contributions shall be made (in equal monthly payments) for each fiscal year. The Executive's credit for any partial year of employment shall be prorated based on the number of days the Executive was employed during the year.

                   Year             Amount
                   ----             ------

                   2001            $17,000
                   2002             78,500
                   2003             77,000
                   2004             75,000
                   2005             73,500
                   2006             71,500
                   2007             69,000
                   2008             67,000
                   2009             64,000
                   2010             60,500

2.    Deferred Compensation Account

      2.1 An account shall be established on the Corporation's books entitled "Deferred Compensation Account" (hereinafter referred to as the "Account"). The Account shall be credited with the amounts deferred under Paragraph 1 above.

      2.2   (a)   The value of the Account shall be adjusted periodically
(but at least annually) to reflect the earnings or losses net of any expenses or taxes paid by the Trust Fund established under Paragraph 4. If there is no Trust Fund established under Paragraph 4 hereof, the Account shall be credited with income at the rate of 7.5% per annum, compounded monthly.

      (b) Title to and beneficial ownership of any assets, whether cash or investments which the Corporation may earmark to pay the contingent deferred compensation hereunder, shall, except as provided for in Paragraph 4 below, at all times remain in the Corporation and the Executive and her designated beneficiary shall not have any property interest whatsoever in any specific assets of the Corporation.

3.    Vesting in Deferred Compensation Account

      3.1 Except as otherwise provided in Paragraph 3.2 below, the Executive shall be 100% vested in her Account.

      3.2 Notwithstanding the provision of 3.1 above, the balance in the Executive's Deferred Compensation Account will be forfeited and neither the Executive nor the Executive's beneficiaries will have any rights thereto, if employment with the Company is terminated for Cause as defined in Paragraph
3.5 of the Employment Agreement.

4.    Investment of Deferred Compensation Account.

      4.1 The Corporation may establish and maintain one or more grantor trusts (individually, a Trust) to hold assets to be used for payment of benefits under this Agreement. The Trust shall conform with the terms of Internal Revenue Service Procedure 92-64 (or any subsequent administrative ruling). The assets of the Trust with respect to benefits payable to the Executive shall remain the assets of the Corporation subject to the claims of general creditors of the Corporation in the event of insolvency or bankruptcy. Neither the Executive nor any beneficiary designated by the Corporation shall have any right other than as a general, unsecured creditor, against the Corporation in respect to any assets of the Account. Any payment by a Trust of benefits provided to the Executive under this Agreement shall be considered payment by the Corporation and shall discharge the Corporation of any further liability under this Agreement for such payments.

      4.2 Upon the occurrence of a Change of Control (as defined in Paragraph 3 of the Employment Agreement), the Corporation shall establish the Trust referred to in Paragraph 4.1 above and shall immediately deposit funds with the trustee equal to: (i) the amount then credited to the Account and (ii) an amount equal to the present value (calculated using an interest rate of 71/2% per annum) of all future contributions set forth in Paragraph
1.2 above.

5.    Beneficiary Designation

      If the Executive is married on the date of the Executive's death, the Executive's beneficiary shall be the Executive's spouse, unless the Executive names a beneficiary or beneficiaries (other than the Executive's spouse) to receive the balance of the Account in the event of the Executive's death prior to the payment of the entire Account. To be effective, any beneficiary designation must be filed in writing with the Compensation Committee of Board of Directors in accordance with rules and procedures adopted by the Compensation Committee of Board of Directors for that purpose. The Executive may revoke an existing beneficiary designation by filing another written beneficiary designation with the Compensation Committee of Board of Directors. The latest beneficiary designation received by the Compensation Committee of Board of Directors shall be controlling. If no beneficiary is named by the Executive, or if the Executive survives all of the Executive's named beneficiaries and does not designate another beneficiary, the Account shall be paid in the following order of precedence:

      (a)   The Executive's spouse;
      (b) The Executive's children (including adopted children) per stirpes; or
      (c)   The Executive's estate.

6.    Distribution of Account

      6.1 The Executive or the Executive's designated beneficiary, shall receive a distribution of her Account on the first day of the second full month following the latest to occur of: (i) her termination of employment for any reason (except as otherwise provided in Paragraph 3.2), or (ii) her attainment of age sixty-two (62).

      6.2 All distributions shall be made in a single lump sum payment, or in substantially equal monthly, quarterly or annual installments over a period not to exceed five (5) years provided that any election to receive the distribution in any form other than a single lump sum payment must be so elected in writing at least six (6) months prior to time of distribution specified in Paragraph 6.1 above.

7.    Alienation

      It is agreed that neither the Executive nor any other beneficiary under this Agreement shall have the right to commute, sell, assign, transfer or otherwise convey the right to receive any payments hereunder, which payments and the rights thereto are expressly declared to be non-assignable and non-transferable and in the event of any attempted assignment or transfer the Corporation shall have no further liability hereunder.

8.    Agreement Binding

      This Agreement shall be binding upon the parties hereto, their heirs, legal representation or successors.

9.    Modification or Amendment

      This Agreement shall not be modified or amended except by a written Agreement signed by the parties hereto.

10.   Governing Law

      This Agreement shall be subject to and governed by the laws of the State of Rhode Island, without reference to its conflict of laws provisions.

11.   Employment Not Guaranteed

      This Agreement shall not create any right in the Executive to continue in the Corporation's employ for any specific length of time, nor does it create any other rights in the Executive or obligations on the part of the Corporation, except those set forth in this Agreement.

12.   Execution of Agreement

      This Agreement shall be executed in duplicate each copy of which when so executed and delivered shall be an original, but both copies shall together constitute one and the same instrument.

13.   Claim Procedure

      Any claim for unpaid benefits deemed by a claimant to be owing must be made in writing to the Compensation Committee of Board of Directors by the claimant or the claimant's authorized representative within 60 days from the date such payment is not made. The claim shall be reviewed by the Compensation Committee of Board of Directors and the Corporation. The Compensation Committee of Board of Directors shall within 90 days of the receipt of the claim or 180 days, if special circumstances exist, notify the claimant whether the claim has been denied. If the claim is denied in whole or in part, the Compensation Committee of Board of Directors shall set forth the specific reasons for the denial, including the provisions of this Agreement upon which the denial is based. The notice shall also describe any additional information or material necessary to perfect the claim including the reasons therefor and state that a review of the denial may be obtained if desired.

      If a review of a denial is requested, it shall be directed in writing by the claimant or the claimant's authorized representative to the Board of Directors within 60 days after receipt by the claimant of the notice of denial. In preparing for a review of a denial the claimant or the claimant's authorized representative may examine this Agreement and any other related documents and submit issues and comments in writing. The Board of Directors, applying its sole discretion, shall then conduct the review and provide its written decision to the claimant within 60 days after receipt of the request for review. The decision shall be in writing and shall include specific reasons for the decision, as well as specific references to the provisions of this Agreement upon which the decision is based.

      IN WITNESS WHEREOF, the parties have executed this Deferred
Compensation Agreement, as of this 1ST  day of January, 2001.

                                       BANK RHODE ISLAND

                                       By:  /s/ F. James Hodges
                                            -------------------------------
                                            F. James Hodges, Jr.
                                            Compensation Committee Chairman

                                            /s/ Merrill W. Sherman
                                            -------------------------------
                                            Merrill W. Sherman